Exhibit 99.1

Corporate Headquarters

100 Motor Parkway, Suite 160

Hauppauge, NY 11788-5138

Direct Dial: 631-360-9304

Direct Fax: 631-360-9380

PRESS RELEASE

Release Date: August 4, 2005

Contact:	Ms. Judith Barber	News Contact: Peter Hamilton
	Corporate Secretary	Rubenstein Associates
(work) 212-843-8015
(home) 631-928-8437
(cell) 516-375-6434

Bank of Smithtown to open three additional branches in Coram, Deer Park and Nesconset

(Hauppauge, NY, August 4, 2005) – Bank of Smithtown has signed agreements for three new branch locations in Coram, Deer Park and Nesconset, it was announced today by Bradley E. Rock, Chairman and CEO of Bank of Smithtown and its parent, Smithtown Bancorp (NASDAQ: SMTB)

The new branches are part of Bank of Smithtown’s growth strategy to expand its existing regional banking network by serving customers within its primary Suffolk County market area. The bank earlier this year expanded into Nassau County with the opening of a Port Washington office; and previously the bank opened a branch in its headquarters building at 100 Motor Parkway in Hauppauge.

Said Mr. Rock: “We’re delighted to expand our growing presence in Suffolk County with the establishment of new branches in Coram, Deer Park and Nesconset. These are exciting times for Bank of Smithtown. Under a program of carefully managed growth, we now have 13 branches serving the communities of Nassau and Suffolk, which includes the Bohemia branch currently under construction. These new additions will bring our branch level to 17. We look forward to even further expansion as the bank continues to grow.”

Mr. Rock noted that Bank of Smithtown has enjoyed a “96-year history of excellence and success, singularly due to our people and their dedication to the customers and communities we serve. When we say Bank of Smithtown is ‘Dedicated to You,’ it is more than a marketing slogan. It’s very much a part of whom we are as members of the communities in which we have a presence.”

(Bank of Smithtown to add three branches-page two)

Mr. Rock said that the Deer Park office (Commack Rd., south of LIE) and Nesconset (Smithtown Blvd.) will be new construction projects of approximately 3,500 square feet each. They are expected to open in 2007. The Bohemia branch, a 3,500 sq. foot space under construction in a newly-constructed building, previously announced for location on Veterans Memorial Highway near MacArthur Airport, is expected to open in early 2006. The Coram location, a 3,000-sq.ft standalone building on Rte 112, is expected to open by first quarter 2006.

John A. Romano, the Bank’s Executive Vice President and Chief Retail Officer said that the new branches, like all new Bank of Smithtown branches, would continue the Bank’s forward-looking banking style of incorporating a personalized, retail approach to banking. “Our branches are true retail destinations,” Mr. Romano said. “They’re engaging venues for customers seeking a wide array of financial products and services.”

Bank of Smithtown’s new branches feature no teller lines and no teller counters. They warmly offer a coffee bar, plasma screens and small coffee tables with chairs.

“Our retail environments have been designed to be customer-centric,” Mr. Romano said. “They have been designed to put the customer at ease, truly showcase our products and services and to improve the opportunities for dialogue that will get those products and services into the hands of customers who desire and ask for them.”

The company has continued its strong growth so far this year. Assets reached almost $800 million at June 30th, 2005, finishing the quarter at $794.6 million. Deposits grew by approximately $131 million during the first six months, which represents an annualized growth rate of 51%. The bank’s deposit growth has been fueled, in part, by the growth of its newest branches in Miller Place, Hauppauge and Port Washington.

Mr. Rock added: “We expect our deposit growth will continue with the addition of the four branches currently under development. We continue to look for additional sites. We would like to identify some that we can open sooner rather than later.”

Bank of Smithtown continues to attract national attention. In the current July issue of U.S. Banker magazine, Smithtown Bancorp was rated the second highest performing bank among all publicly-listed banking companies in the United States with assets of less than $1 billion. The ranking was based upon the company’s 3-year average ROE of 24.8%. There are more than 7,000 banks in the U.S. with assets under $1 billion, although many of them are not listed on a public exchange. Smithtown Bancorp stock is traded on the NASDAQ under the symbol SMTB.

*    *    *

Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; and other economic competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.